EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this "Agreement"), dated as of August  5, 2010 made by and between China SLP Filtration Technology, Inc. a Delaware corporation having its principal office at Shishan Industrial Park, Nanhai District, Foshan City. Guangdong Province, the People's Republic of China (the "Company"), and Eric Gan, an individual residing at 407 Alta Vista Ave., South Pasadena, California 91030, USA ("Executive").

WHEREAS, the Company desires to employ Executive as its Chief Financial Officer on the terms and conditions as set forth hereinafter, and Executive desires to be so employed;

NOW, THEREFORE, IN CONSIDERATION of the foregoing facts, the mutual covenants and agreements contained herein and other good and valuable considerations, the parties hereby agree as follows:

Employment, Duties and Acceptance.

•      Effective as of the date of this Agreement, the Company hereby agrees to employ Executive as its Chief Financial Officer, and Executive hereby accepts such employment on the terms and conditions contained in this Agreement.  During the term of this Agreement, Executive shall make himself available to the Company and to any of its subsidiaries or affiliates as directed to pursue the business of the Company, subject to the supervision and direction of the Board of Directors of the Company (the "Board"). Executive shall perform the following duties, in addition to the normal duties associated with the position as Chief Financial Officer of a publicly-trade-company: (1) review of the Company's accounting records; (2) review and implementation of appropriate internal financial control policy and procedures; (3) communicate with internal accounting staff on compliance with US GAAP; (4) liaise with the Company's auditor and legal counsel regarding SEC filing and reporting matters: (3) communicate with the Company's investor relationship firm; (6) prepare the Company's consolidated financial statements, footnotes, management discussion and analysis required with SEC filing and reporting; (7) participate at road shows and conferences; (8) meet with management and visit the Company's facilities quarterly.

•      The Board may assign Executive such general management and supervisory responsibilities and executive duties for the Company as are appropriate and commensurate with Executive's position as Chief Financial Officer.

Compensation and Benefits.

The Company shall pay to Executive a salary at an annual base rate of US dollars $120,000 for the term hereof.  During Executive's employment, salary will be paid in twelve (12) equal payments payable on the 15th day of every month, with the first payment on August 15, 2010.   Prior to the completion of the Company's initial public offering, the Company shall pay to Executive a salary of $6,000 per month and shall pay $10,000 for the month during which the Company completes its initial public offering and continue to pay the rate thereafter.

•      During Executive's employment under this Agreement the Company shall include Executive as an insured under an officers and directors insurance policy with coverage not less than purchased for other officers and directors of the Company.

•      The Company shall reimburse Executive for all reasonable business expenses, including travel expense between US and China, and housing, expense incurred by Executive during Executive's employment hereunder to the extent in compliance with the Company's business expense reimbursement policies in effect from time to time and upon presentation by Executive of such documentation and records as the Company shall from time to time require.

•      Upon approval of the Board, the Company shall grant Executive, and its successors, designees, transferees non-statutory stock option ("Option"), to purchase up to 400,000 shares of the Company's common stock ("Common Stock"), par value 0.001 per share, at an exercise price ("Exercise Price") equal to the initial public offering price. The Option shall be vested in three (3) installments set forth below:

160,000 or the Option shall vest and become exercisable on July 31, 2011.

120,000 of the Option shall vest and become exercisable on July 31, 2011

120,000 of the Option shall vest and become exercisable July 31, 2013.

In the event that the employment is terminated within 12 months from the employment agreement date by the Company without cause, 160,000 shares shall be vested immediately on the termination date.

•      The term of this Agreement commences as of the consummation of the Agreement and shall continue for three (3) years unless sooner terminated as herein provided.

•      The Company reserves the right to terminate Executive's employment upon ten (10) days written notice if, for a continuous or accumulated period of forty-five (45) days during the one year term of this Agreement, Executive is prevented from discharging his duties under this Agreement due to any physical or mental disability. With the exception of the covenants included in the section below entitled “Protection of Confidential Information: Non-Competition,” upon such termination, the obligations of Executive and Company under this Agreement shall immediately cease. In the event of a termination pursuant to this section, Executive shall be entitled to receive any accrued and unpaid amounts earned based on the days of service prior to the death and all amounts owing to Executive at the time of termination, including for previously accrued but unpaid expense reimbursements.

The Company reserves the right to declare Executive in default of this Agreement if Executive willfully breaches or habitually neglects the duties which he is required to perform under the terms of this Agreement or if Executive commits such acts of dishonesty, fraud, misrepresentation, gross negligence or willful misconduct as would prevent the effective performance of his duties or which results in material harm to the Company or its business. The Company may terminate this Agreement for cause by giving written notice of termination to Executive. With the exception of the covenants included in section below entitled “Protection of Confidential Information: Non-Competition.” upon the date of delivery of the written notice of such termination, the obligations of Executive and the Company under this Agreement shall immediately cease. Such termination shall be without prejudice to any other remedy to which the Company may be entitled either at law, in equity, or under this Agreement. In the event of a termination pursuant to this section, Executive shall be entitled to receive any accrued and unpaid amounts earned pursuant to this agreement. The Company shall also pay to Executive all amounts owing to Executive at the time of termination, including for previously accrued but unpaid expense reimbursements.

•      Executive's employment may be terminated at any time by Executive upon not less than thirty (30) days written notice by Executive to the Board. With the exception of the covenants included in section below entitled “Protection of Confidential Information: Non-Competition.” upon such termination the obligations of Executive and the Company under this Agreement shall immediately cease. In the event of a termination pursuant to this section, Executive shall be entitled to receive any accrued and unpaid amounts earned pursuant to this agreement. The Company shall also pay to Executive all amounts owing to Executive at the time of termination, including for previously accrued but unpaid expense reimbursements.

•      Company may terminate Executive's employment upon not less than thirty (30) days written notice by Company to Executive. With the exception of the covenants included in the section below entitled “Protection of Confidential Information: Non-Competition.” upon such termination the obligations of Executive and the Company under this Agreement shall immediately cease. In the event of a termination pursuant to this section, Executive shall he entitled to receive any accrued and unpaid amounts earned pursuant to this agreement hereof based on the days of service prior to the termination and all amounts owing to Executive at the time of termination, including for previously accrued but unpaid expense reimbursements.

Protection of Confidential Information: Non-Competition.

•	Executive acknowledges that:

•      As a result of his employment with the Company Executive may obtain secret and confidential information concerning the business of the Company and its subsidiaries and affiliates, including, without limitation, trade secrets and any information concerning products, processes, formulas, designs, inventions ("Confidential Information"),

•      The Company will suffer substantial damage which will be difficult to compute if, during the period of his employment with the Company or thereafter, should Executive enter a business directly competitive with the Company or divulge Confidential Information.

•      The provisions of this Agreement are reasonable and necessary for the protection of the business of the Company

•      Executive agrees that he will not at any time, either during the term of this Agreement or thereafter, divulge to any person or entity any Confidential Information obtained or learned by him as a result of his employment with the Company, except (i) in the course of performing his duties hereunder, (ii) to the extent that any such information is in the public domain other than as a result of Executive's breach of any of his obligations hereunder, (iii) where required to be disclosed by court order, subpoena or other government process, or (iv) if such disclosure is made without Executive's knowing intent to cause material harm to the Company. If Executive shall be required to make disclosure pursuant to the provisions of clause (iii) of the preceding sentence, Executive promptly, but in no event more than 24 hours after learning of such subpoena, court order, or other government process, shall notify, by personal delivery or by electronic means, the Company and, at the Company's expense, Executive shall: (a) take reasonably necessary and lawful steps required by the Company to defend against the enforcement of such subpoena, court order or other government process, and (b) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

•      Upon termination of his employment with the Company Executive will promptly deliver to the Company all memoranda, correspondence, notes, records, reports, manuals, drawings, blue-prints and other documents (and all copies thereof) relating to the business of the Company and all property associated therewith, which he may then possess or have under his control whether prepared by Executive or others.

•      During the term of this Agreement and terminating one year after termination of employment, Executive, without the prior written permission of the Company, shall not for any reason, (i) enter into the employ of or render any services to any person, firm or corporation engaged in any business which is in direct competition with the Company's principal existing business at the time of termination ("Competitive Business"); (ii) engage in any Competitive Business as an individual, partner, shareholder, director, officer, agent, employee, advisor or in any other relationship or capacity; (iii) employ, or have or cause any other person or entity to employ, any person who was employed by the Company at the time of termination of Executive's employment by the Company; or (iv) solicit, interfere with, or endeavor to entice away from the Company, for the benefit of a Competitive Business, any of its customers.  Notwithstanding the foregoing, (i) Executive shall not be precluded from investing and managing the investment of, his or his family's assets in the securities of any corporation or other business entity which is engaged in a Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in his beneficially owning at any time, more than 2% of any class of the publicly-traded equity securities of such Competitive Business ("Permitted Competitive Investment").

•      If Executive commits a breach of any of the provisions this section the Company shall have the right to require Executive to account for and pay over to the Company all monetary damages determined by a non-appealable decision by a court of law to have been suffered by the Company as the result of any actions constituting a breach of arty of the provisions of this section and Executive hereby agrees to account for and pay over such damages to the Company.

Miscellaneous Provisions.

•      All notices provided for in this Agreement shall be in writing, and shall be deemed to have been duly given when delivered personally to the party to receive the same, when delivered via overnight courier providing for next day delivery service ("Overnight Courier"), when transmitted by facsimile (electronic receipt confirmed), or when mailed first class postage prepaid, by certified mail, return receipt requested, addressed to the party to receive the same at his or its address set forth below, or such other address as the party to receive the same shall have specified by written notice given in the manner provided for in this section.  All notices shall be deemed to have been given: (a) as of the date of personal delivery, (b) the first business day after delivery via Overnight Courier, (c) on the electronically confirmed date of receipt during business hours of the facsimile transmittal (or the following business day if the facsimile is received after 5;30 p.m, PDT), or (d) three calendar days after the date of deposit (postage pre-paid) with the U.S. Postal Service if delivered via first class or certified mail.

If to Executive:	Eric Gan
407 Alta Vista Ave., South Pasadena, CA 91030, USA
Fax: 323-474-6178

If to the Company:	China SLP Filtration Technology, Inc.
No. 5 Junye S. Rd, Area C, Shishan Science & Technology
Industrial Park, Nanhai District, Foshan City,
Guangdong Province, PRC
Post code: 528225

Attn: Yang, Wei
Fax: 86-757-86683197

With a copy to:	Guzov Ofsink, LLC
600 Madison Avenue
New York, New York 10022
Attn: Darren L. Ofsink Fax: 212-688-7273

•      In the event of any claims, litigation or other proceedings arising under this Agreement, Executive shall be reimbursed by the Company within sixty (60) days after delivery to the Company of statements for the costs incurred by Executive in connection with the analysis, defense and prosecution thereof, including reasonable attorneys' fees and expenses; provided, however, that Executive shall reimburse the Company for all such costs if it is determined by a non-appealable final decision of a court of law that Executive shall have acted in bad faith with the intent to cause material damage to the Company in connection with any such claim, litigation or proceeding.

•      The Company, shall to the fullest extent permitted by law, indemnify Executive for any liability, damages, losses, costs and expenses arising out of alleged or actual claims (collectively, "Claims") made against Executive for any actions or omissions as an officer and/or director of the Company or its subsidiary. To the extent that the Company obtains directors and officers insurance coverage for any period in which Executive was an officer, director or consultant to the Company, Executive shall he a named insured and shall be entitled to coverage thereunder.

Change of Contract.

•      Upon agreed, the Company and Executive may change, modify or add the terms and conditions of this contract with an addendum which shall be treated as part of the contract.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

“COMPANY”		“EXECUTIVE”
China Filtration SLP Technology		Eric Gan

By:	/s/ Li Jie	By:	/s/ Eric Gan

Title:	Chief Executive Officer